Exhibit 10.3.2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of the 26th day of March, 2005 by and between FIVE HUNDRED BOYLSTON WEST VENTURE, a Massachusetts joint venture (“Landlord”), and NEWSTAR FINANCIAL, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into a certain lease agreement dated as of August 18, 2004 (the “Lease”) for premises consisting of approximately 10,954 square feet of rentable space on the sixteenth floor of the building located at 500 Boylston Street, Boston, Massachusetts, identified on Exhibit A to the Lease; and

WHEREAS, Landlord and Tenant wish to amend the Lease by including additional premises as part of the leased premises under the terms stated below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Definitions. Capitalized terms used in this Amendment shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2.	Lease of Additional Premises. Subject to the terms and conditions herein, Landlord hereby Leases to Tenant, and Tenant hereby leases from Landlord, the additional premises on a portion of the sixteenth floor containing approximately 3,914 rentable square feet (“Additional Premises”) in the location shown on the plan attached hereto as Exhibit A and made a part hereof.

3.	Additional Premises Governed by Lease. Except as specifically stated herein, the terms, conditions, covenants and obligations of Tenant and Landlord with respect to the Additional Premises shall be governed by the terms of the Lease and on the Additional Premises Commencement Date (as defined below), the Additional Premises shall become a part of the Leased Premises for all purposes under the Lease.

4.	As Is Condition. Tenant has inspected, and is satisfied with, the “as is” condition of the Additional Premises.

5.

Additional Premises Commencement Date. The Term of the Lease with respect to the Additional Premises shall commence at 12:01 A.M. on the date (the “Additional Premises Commencement Date”) that is the earlier of (i) the date on which Tenant occupies all or any portion of the Additional Premises for the conduct of business (which shall not be deemed to have occurred by virtue of its performance of tenant improvement work, the installation of its wiring, furniture, equipment, or personal property, or the testing of computer and other equipment prior to the conduct of business, all pursuant to the provisions of this Amendment and Exhibit B to this Amendment or (ii) March 1, 2006.

6.	Rent. Commencing on March 1, 2006, Tenant shall pay, in addition to (and in the manner of) the Net Rent specified in the Basic Lease Information sheet of the Lease, Net Rent for the Additional Premises in the amount of $28.00 per square foot of Net Rentable Area per Lease Year. Commencing on the Additional Premises Commencement Date, Tenant shall pay Tenant’s Proportionate Share of Estimated Operating Cost and Tenant’s Proportionate Share of Estimated Impositions with respect to the Additional Premises in accordance with the terms of the Lease, and Tenant’s Proportionate Share shall equal 2.44%. With respect to the period commencing on the Additional Premises Commencement Date and ending on and including February 28, 2006, all of the provisions of the Lease, as amended by this Amendment, shall apply, except for Tenant’s obligation to pay Net Rent for the Additional Premises.

7.	Tenant Improvements. Tenant shall have the right, but not the obligation, to perform or cause to be performed, Tenant Improvement work to prepare the Additional Premises for Tenant’s occupancy. All such Tenant Improvements shall be completed in accordance with the provisions set forth on Exhibit B to this Amendment and Sections 3.05 and 4.07 of the Lease, provided that Landlord shall not unreasonably withhold its approval of the Construction Documents for the Additional Premises under Exhibit B if the Tenant Improvement work shown thereon is consistent with the Tenant Improvements completed by Tenant in the existing Leased Premises pursuant to the plans previously approved by Landlord for such improvements.

8.	Parking. Effective on the Additional Premises Commencement Date, Tenant shall have the right to park one (1) additional automobile in the garage located within the Building on the same terms and conditions set forth on the Parking Addendum attached to the Lease.

9.	Brokerage. Landlord warrants that it has had no dealings with any broker or agent in connection with this Amendment other than Meredith & Grew, Inc. Tenant warrants that is has had no dealings with any broker or agent in connection with this Amendment. Each party agrees to exonerate and save harmless and indemnify the other against any claims for a commission by any broker, person or firm with whom such party has dealt in connection with the execution and delivery of this Amendment. Landlord shall pay any brokerage commission due to Meredith & Grew, Inc. pursuant to a separate agreement.

10.	Ratification. Except as set forth herein, the Lease shall remain unmodified and in full force and effect, and the terms of the Lease, as amended hereby, are hereby ratified and confirmed.

IN WITNESS HEREOF, Landlord and Tenant have caused this Amendment to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the day and year first written above.

LANDLORD:

FIVE HUNDRED BOYLSTON WEST VENTURE

By:	Boylston West 1986 Associates Limited Partnership, Venturer

	By:	GDHI Limited Partnership, General Partner

		By:	Hines Consolidated Investments, Inc., General Partner

			By:	/s/ David G. Perry
David G. Perry Senior Vice President

TENANT:

NEWSTAR FINANCIAL, INC.

By:	/s/ Timothy J. Conway
	Name:	Timothy J. Conway
	Title:	Chief Executive Officer

By:	/s/ R. Scott Poirier
	Name:	R. Scott Poirier
	Title:	Managing Director

Exhibit A

Additional Premises

EXHIBIT A

BOYLSTON STREET

Floor 16

Common Hall

Exhibits B

Tenant Improvement of the Additional Premises

B.1 Construction Documents. Tenant shall prepare, at Tenant’s expense (subject to reimbursement from the Additional Premises Work Allowance), and deliver to Landlord detailed plans and specifications (the “Construction Documents”) showing all Tenant Improvement work required to prepare the Additional Premises for Tenant’s occupancy (“Tenant’s Additional Premises Construction”) subject to all of the terms and requirements set forth in the Lease. Such Construction Documents shall meet or exceed the level of Building Standard Improvements set forth on Exhibit B-2 and substantially conform to Exhibit B-l hereof. Landlord shall have the right to approve the Construction Documents and Tenant’s Contractor (which approvals shall not be unreasonably withheld) in the manner set forth in Section 4.07 of the Lease. Landlord shall review and approve (or provide comments on) the Construction Documents within seven (7) Business Days after their submission or resubmission to Landlord (or such longer period as any special features of the proposed improvements may reasonably require).

B.2 Additional Premises Work Allowance. Landlord shall provide Tenant with an allowance for the costs (the “Allowance Costs”) of constructing Tenant’s Additional Premises Construction in the Additional Premises for Tenant’s occupancy (including, without limitation, architectural and engineering fees with respect thereto) in an aggregate amount not to exceed $78,280.00 (the “Additional Premises Work Allowance”). Tenant may requisition up to $5 per square foot of Net Rentable Area of the Additional Premises from the Additional Premises Work Allowance for design and other so-called soft costs incurred. All construction and design costs for the Additional Premises in excess of the Additional Premises Work Allowance shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement therefor.

The Additional Premises Work Allowance is sometimes referred to as the “Allowance.” The Allowance shall be disbursed as requisitioned by Tenant not more frequently than monthly, within thirty (30) days after requisition in accordance herewith. For each disbursement, Tenant shall submit a requisition package to Landlord, with an itemization of the costs being requisitioned, a certificate by an officer of Tenant that all such costs are Allowance Costs and have been incurred by Tenant, and appropriate back-up documentation including, without limitation, lien releases (in a form reasonably specified or approved by Landlord) and invoices and bills. (If an invoice has not previously been paid by Tenant, at Tenant’s request Landlord shall fund the disbursement directly to Tenant’s general contractor, provided that such funding shall not be deemed an assumption by Landlord of any obligation under Tenant’s construction contract.) Tenant may use up to a maximum often percent (10%) of the Allowance for telecommunication wiring. Tenant shall not be entitled to any unused portion of the Additional Premises Work Allowance that is not requisitioned within one (1) year after the Additional Premises Commencement Date. Landlord shall have no obligation to disburse any portion of the Additional Premises Work Allowance at any time when there exists an Event of Default under the Lease.

B.3 Tenant Work. Tenant’s Additional Premises Construction and all Tenant Improvements in the Additional Premises shall be constructed by Tenant in accordance with, and subject to, the provisions of the Lease. Any structural work, to the extent (if any) required to reinforce portions of the floor of the Additional Premises for filing rooms or similar uses, shall be done with Landlord’s reasonable prior approval under Section 4.07 of the Lease, specifically including any Landlord requirements concerning access to adjacent tenant areas. Landlord shall not be responsible for any aspects of the design or construction of Tenant’s Additional Premises Construction or other Tenant Improvements, the correction of any defects therein, or any delays in the completion thereof. Landlord shall not charge any construction coordination management fee for Tenant’s Additional Premises Construction, nor be required to perform any construction coordination services with respect to such work.

B.4 Early Access. Prior to the Additional Premises Commencement Date, Tenant may enter the Additional Premises for the performance of Tenant’s Additional Premises Construction (including the installation of its wiring, furniture, equipment, or personal property, and the testing of computer and other equipment prior to the conduct of business) commencing on the date that is the later of (i) Landlord’s approval of Tenant’s plans for Tenant’s Additional Premises Construction, (ii) Landlord’s approval of Tenant’s Contractor, and (iii) Landlord’s receipt of copies of all necessary permits for Tenant’s Additional Premises Construction. Such early access to the Additional Premises shall be on all of the terms and conditions of the Lease, except the obligation to pay Gross Rent. Tenant shall be responsible for any damage to the Additional Premises caused by Tenant or its employees, agents, contractors, subcontractors, material suppliers and laborers.

EXHIBIT B-1

Minimum Information Required

Floor Plans Showing:

1.	Location and type of all partitions.

2.	Location and type of all doors - indicate hardware and provide keying schedule.

3.	Location and type of glass partitions, windows and doors - indicate framing if not Building Standard.

4.	Location of telephone equipment accompanied by an approval of the telephone company.

5.	Critical dimensions necessary for construction.

6.	Location of all Building Standard electrical items - outlets, switches, telephone outlets (Building Standard lighting will be determined by Landlord’s architect).

7.	Location and type of all non-Building Standard electrical items including lighting.

8.	Location and type of equipment that will require special electrical requirements. Provide manufacturer’s specifications for use and operation.

9.	Location, weight per square foot and description of any exceptionally heavy equipment or filing system exceeding 50 psf live load.

10.	Requirements for special air conditioning or ventilation.

11.	Type and color of floor covering.

12.	Location, type and color or wall covering.

13.	Location, type and color of Building Standard and non-Building Standard paint or finishes.

14.	Location and type of plumbing.

15.	Location and type of kitchen equipment.

Details Showing:

1.	All millwork with verified dimensions and dimensions of all equipment to be built in.

2.	Corridor entrance.

3.	Bracing or support of special walls, glass partitions, etc., if desired. If not included with the space plan, the Landlord’s architect will design all support or bracing required at Tenant’s expense.

EXHIBIT B-2

Building Standard Improvements

Building Standard Improvements shall consist of:

A.	Partitions.

One (1) linear foot of ceiling height partition per fifteen (15) square feet of Buildable Area. All required partitions will be 5/8" gypsum board, painted with two coats of latex on 2 1/2" metal studs 24" on center, with 2 1/2" base.

B.	Doors and Hardware.

One (1) full height, solid core, mahogany veneer door with a metal frame and lever handle latch set hardware per three hundred seventy five (375) square feet of Buildable Area.

C.	Ceiling.

A 12" x 12" x 5/8" thick fissured-type mineral fiber concealed grid acoustical ceiling throughout the Additional Premises.

or:

A 2’ x 2’ x 3/4" thick ceiling tile, Armstrong Ultima DuraBrite surface of like, set in a 9/16" bolt-slot grid system with 1/8" reveal, Armstrong Silhouette XL, throughout the Additional Premises.

D.	Lighting.

One (1) 2’ x 4’ recessed florescent lighting fixture with anodized aluminum parabolic shaped louvers, including initial lamping, per eighty-five (85) square feet of Buildable Area. Common Areas and Building Common Areas on all office floors shall have lighting selected by Landlord.

or:

One (1) 2’ x 2’, 2 lamp florescent lighting fixture with anodized aluminum perforated metal light basket, and reflector, including initial lamping, per sixty-five (65) square feet of Building Area, (not to exceed 65 watts per fixture)

E.	Electrical Outlets.

One (1) duplex wall-mounted 1.5 amp, 120 volt convenience outlet mounted at standard locations with white plastic cover plate for each one hundred fifty (150) square feet of Buildable Area.

F.	Telephone Outlets.

One (1) telephone wall outlet mounted at standard locations for each two hundred (200) square feet of Buildable Area with pull wire through the partition.

G.	Floor Covering.

Building standard carpets.

H.	Switch.

One (1) single way light switch, rocker type, mounted at standard locations with white plastic cover plate for each three hundred seventy five (375) square feet of Buildable Area.

I.	Window Covering.

Horizontal aluminum one-inch slat blinds for exterior windows.

J.	Fire Safety Systems.

Flush ceiling mounted fire sprinkler heads to conform with Tenant partition, layout utilizing the Building Standard partition, ceiling, and lighting, for light hazard occupancy design criteria. Up to one sprinkler head per 125 square feet of Buildable Area. Manual fire alarm pull stations, exit lights, and audio fire alarm speakers shall be provided at the Building stair doors and elevator lobbies.

K.	HVAC.

The HVAC system for the Additional Premises to suit the aforementioned Building Standard Improvements utilizing the Building Standard lighting fixtures for air distribution.